July 11, 2005



Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K of Image Technology Laboratories, Inc. dated June 23, 2005 filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our Firm, except that we are not in a position to comment on the proposal to ratify our appointment nor are we in a position to comment whether the Company's Board of Directors elected to discontinue our engagement.

                                                         Very truly yours,

                                                        /s/J.H. Cohn LLP
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